Exhibit 4.10

English Translation

Insurance Sales Framework Agreement

between

China Life Property and Casualty Insurance Company Limited

And

China Life Insurance Company Limited

Table of Contents

1.	PRINCIPLES OF COOPERATION	2

2.	AUTHORIZATION AND AGENCY	2

3.	PARTY A’S RIGHTS AND OBLIGATIONS	4

4.	PARTY B’S RIGHTS AND OBLIGATIONS	5

5.	PREMIUM COLLECTION AND SETTLEMENT OF SERVICE FEES	7

6.	CUSTOMER INFORMATION	9

7.	ANTI-MONEY LAUNDERING	10

8.	CONFIDENTIALITY	11

9.	COORDINATION MECHANISM AND DISPUTES RESOLUTION	11

10.	INDEMNIFICATION, DEFAULT LIABILITIES AND FORCE MAJEURE	12

11.	TERMINATION	13

12.	ASSIGNMENT AND NON-WAIVER	14

13.	TERM	14

14.	EFFECTIVENESS AND AMENDMENTS	15

15.	MISCELLANEOUS	15

i

This Insurance Sales Framework Agreement (this “Agreement”) is entered into on                      , 2021 in Beijing, People’s Republic of China (“PRC”), by and between the following two parties:

(1)	China Life Property and Casualty Insurance Company Limited (“Party A”) Address: China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Legal representative: Liu Anlin

(2)	China Life Insurance Company Limited (“Party B”) Address: China Life Plaza, No. 16 Financial Street, Xicheng District, Beijing

Legal representative: Wang Bin

In order to proactively expand insurance service scope, practically meet customers’ comprehensive insurance needs, realize resource sharing and advantage complementation, promote common development, and effectively enhance the brand value of China Life, Party B accepts Party A’s entrustment to handle the sales and service agency matters as the sales and service agent for Party A’s relevant insurance products. And in order to clarify the rights and obligations of Party A and Party B and protect the legitimate rights and interests of both parties, the two parties hereby enter into this agreement.

Terms and Definitions used in this Agreement shall have the following meanings:

(1)

“Business” means Party B’s acting as Party A’s agent to sell Party A’s insurance products and providing relevant services on Party A’s behalf by taking advantage of Party B’s strengths in sales personnel, network and system.

(2)	“Agency Service Fee” means the fee incurred by the Business and payable by Party A to Party B, which includes, with respect to its purposes, management fee and sales service fee.

“Management Fee” means the compensation made by Party A to Party B for the provision of its own resources to carry out the Business, including expenses incurred by Party B in managing its management personnel and sales force, expenses for providing its brand publicity resources, daily operation expenses and taxes, etc. The Management Fee consists of vehicle insurance management fee and non-vehicle insurance management fee.

“Sales Service Fee” means fees paid by Party A to Party B for the service provided with respect to the above sales agency business, which shall be compensation for the fees paid by Party B to its sales personnel in relation to the sales of property and casualty insurance products.

(3)

“Dedicated Sales Person for Property and Casualty Insurance” means the personnel recruited by Party A, but stationed at Party B’s workplace, primarily providing sales support to Party B’s sales personnel who engage in the sales of property and casualty insurance products.

1.	Principles of Cooperation

(1)	Equality. Party A and Party B enter into this Agreement on the basis of voluntariness and equality, and the contents hereof have been fully negotiated by both parties.

(2)

Long-term and stable cooperation. The cooperation between Party A and Party B is based on mutual trust, focusing on long-term interests, and both parties are committed to long-term and stable cooperation.

(3)	Common development. The purpose of this Agreement is to promote the common development of both parties and is in line with the fundamental interests of both parties.

(4)

Integrity and market-oriented. Party A and Party B shall abide by the commitments made hereunder to ensure the common interests of both parties. The specific cooperation matters shall be operated in a market-oriented way, and the corresponding expenses incurred in the process of cooperation shall be calculated and determined by a market-oriented pricing method, so as to ensure that the expenses borne by Party B are fair and reasonable, in line with the principle of independent transaction, and match with Party B’s rights and interests, and ensure that the transactions comply with the regulatory provisions of each listing place concerning connected transactions.

(5)

Compliance. The cooperation between Party A and Party B shall comply with laws, regulations and relevant provisions and requirements of China Banking and Insurance Regulatory Commission (“CBIRC”). Party B shall perform the insurance agency duties in accordance with this Agreement, and Party A shall bear the legal liabilities arising from the agency acts within the scope of authorization. Subject to Party A’s approval, Party B may authorize insurance sales personnel who have contractual relationship with Party B to, in whole or part, engage in the sales agency services specified herein. Any legal liabilities arising out of the conducts by such insurance sales personnel, to the extent permitted by Party B’s authorization, shall be assumed by Party A.

2.	Authorization and Agency

(1)

In accordance with the terms and conditions of this Agreement, Party A authorizes Party B as its agent to sell the property and casualty insurance products specified hereunder and shall in return pay Party B relevant fees pursuant to provisions provided herein. Party B agrees to and accepts such authorization.

(2)

Party A authorizes Party B, to the extent within the authorized territories, act as an agent to sell insurance products (including, with no limitation, products of statutory and mandatory insurance, automobile insurance, enterprise property insurance, family property insurance, engineering insurance, liability insurance, cargo transportation insurance, special risk insurance, credit guarantee insurance, agricultural insurance and comprehensive insurance, etc.) and collect premiums on Party A’s behalf.

(3)	The insurance products of Party A for which Party B acts as an agent shall be complementary to the main businesses of Party B and meet the needs of customers in a comprehensive way.

(4)

Party A and Party B shall strictly abide by the regulatory provisions amended and promulgated by the CBIRC from time to time, formulate the insurance agency business management system approved by both parties, and strictly regulate and manage the behaviors of all levels of institutions, management personnel, sales teams and relevant staff of both parties.

(5)

If Party B’s agency products are put on the mobile front end of Party B for sales and provision of customer service, which constitute an online business, it shall be implemented in accordance with relevant online management regulations of the CBIRC. Both parties shall maintain the conditions for the online insurance business to be carried out continuously during the term of this Agreement. Party A and Party B shall cooperate with each other to set up and control the information system and disclose relevant online sales information in a timely manner. Both parties shall work together to fulfill the retroactive management of online insurance business.

(6)

Provincial branches of Party A and Party B shall enter into secondary agency agreements on the basis of this Agreement; in some regions, if necessary, their prefecture-level branches may enter into tertiary agency agreements.

(7)

The pricing and settlement of insurance agency business carried out by Party A and Party B under this Agreement shall be determined through negotiation in accordance with the principles of compliance, justness and fairness in accordance with relevant national policies, regulations and industry practices, business nature, transaction amount and term, market conditions and other factors. The transaction pricing shall not deviate from prices or price standards of an independent third party in the market. It is not allowed to formulate trading conditions that are obviously unfavorable to one party, and it is prohibited to transfer interests through connected transactions.

3.	Party A’s Rights and Obligations

(1)	Party A’s Rights

1.

Send Dedicated Sales Person for Property and Casualty Insurance to Party B’s field office, who will provide sales support and relevant services to Party B’s sales personnel regarding the insurance sales agency business specified herein.

2.	Have the right of final confirmation and sign-off of insurance policies for the businesses carried out by Party B within the scope of authorization.

3.

Discover, stop and correct any illegal underwriting behaviors of Party B and its related personnel in the agency business activities such as false statements, misleading consumers and violation of regulatory provisions.

4.	Give advices on the problems existing in Party B’s agency sales and after-sales services.

5.

Party A shall be entitled to the ownership of paper-based and electronic insurance documentation (including, with no limitation, business documentation and financial documentation, other than copies for customers) relating to the sales agency business specified herein.

6.	Other rights as provided for by applicable laws, regulations, regulatory provisions and contracts.

(2)	Party A’s Obligations

1.	Assume insurance liabilities for the insurance businesses represented by Party B within the scope of authorization according to the insurance terms.

2.	Pay Party B the Agency Service Fee in full and on time according to the Agreement.

3.	Include the Businesses identified hereunder in the performance appraisal of Party A’s sales units and Dedicated Sales Person for Property and Casualty Insurance.

4.

Provide Party B with information of insurance product registration information, terms, training materials and publicity materials necessary for the agency sales, and in case of changes in such information, promptly notify Party B to make updates.

5.

Provide necessary back-end supports for Party B’s agency sales, including providing necessary supports for construction of a system using Party B’s own mobile front-end to sell Party A’s products, and communicating information and checking data with Party B in a timely manner.

6.

Provide training and guidance on, among others, business knowledge, laws and regulations and professional ethics necessary for Party B’s agency sales, but it shall not launch any courseware in Party B’s office field that has not been approved.

7.

Standardized management and training of Dedicated Sales Person for Property and Casualty Insurance. Dedicated Sales Person for Property and Casualty Insurance shall not take advantage of his own convenience to engage in business activities that are competitive with Party B.

8.	Carry out customer demand analysis and market research, cooperate with Party B to carry out various targeted activities, and continuously optimize products and services.

9.	Promote the signing of customer information sharing terms for the Business.

10.	Other obligations as provided for by applicable laws, regulations, regulatory provisions and contracts.

4.	Party B’s Rights and Obligations

(1)	Party B’s Rights

1.

Receive the Agency Service Fee from Party A according to this Agreement, and negotiate with Party A to determine the Agency Service Fee based on reasonable costs as estimated according to business development.

2.

Manage Party A’s products, have the right to launch all of Party A’s products on its own mobile front end for sale and provide customer service, and put forward demands for new products according to the market situation.

3.	Conduct compliance reviews on the marketing, training, publicity, service and other relevant materials provided by Party A.

4.

Based on the actual situation of business development, put forward opinions and suggestions on the information, rules and regulations, business guidance, sales support and customer service provided by Party A.

5.	Manage the behaviors of the Dedicated Sales Persons for Property and Casualty Insurance stationed in Party B’s office field, including assessment and appraisal, to ensure their compliant work.

6.

Within the scope of Party A’s entrustment and on the premise of complying with laws and regulations, Party A has the right to independently conduct customer demand analysis and market research, and carry out development, maintenance and daily operations.

7.	Establish relevant business management measures and risk management system.

8.	Other rights as provided for by applicable laws, regulations, regulatory provisions and contracts.

(2)	Party B’s Obligations

1.	Possess the qualification of non-dedicated insurance agency approved by the regulatory authority.

2.	Appropriately include the insurance businesses of Party A for which it acts as an agent in the performance appraisal of Party B’s sales units and sales persons.

3.	Provide Party A with supports in a timely manner necessary for carrying out the agency business to ensure normal development of the business.

4.	Provide office conditions and relevant supports necessary for the Dedicated Sales Persons for Property and Casualty Insurance to carry out work in its office field.

5.

Abide by the insurance business management systems and business underwriting policies formulated by Party A, and shall not change or modify Party B’s documents without authorization, forge or change insurance certificates without authorization, or provide false proof materials for the parties to an insurance contract; upon the termination of this Agreement, Party B shall return all of paper documents in relation to the agency business held by it to Party A.

6.	It shall not entrust Party A’s products to an external third-party organization/platform/company or engage them to sell Party A’s products.

7.	Other obligations as provided for by applicable laws, regulations, regulatory provisions and contracts.

5.	Premium Collection and Settlement of Service Fees

(1)	Premium Collection

1.

The Premiums shall be directly deposited into Party A’s account of premium income, with detailed premium settlement issues specified under agreement otherwise entered into by Party A and Party B’s respective branch offices. Party A and Party B shall, on a timely basis and in accordance with management rules regarding the insurance sales agency business and covenants under relevant agreements, review and confirm the paid-in Premiums during the accounting period.

2.	Party B shall cause its sales personnel to settle the Premiums with Party A.

3.

The Premiums shall be invoiced in a manner determined through negotiation between Party A and Party B’s respective branch offices and subject to the approval by local competent tax authority. The details shall be specified under agreements entered into by such branch offices, together with management requirements of documentation.

(2)	Settlement of the Agency Service Fee

1.

Based on the principles of equality and fairness, in compliance with applicable regulations of the CBIRC and the Ministry of Finance, and subject to the Listing Rules of the jurisdictions where Party B is listed, and taking into account resources invested for business management, the standard for the Management Fee shall be determined by Party A and Party B by reference to the cost incurred by Party B (inclusive of tax) plus a marginal profit. The Management Fee includes vehicle insurance management fee and non- vehicle insurance management fee.

2.	Branches of Party A and Party B shall negotiate and determine the Sales Service Fee rates for specific insurance products by reference to market prices.

3.

The Agency Service Fee shall be settled at least once a month, and paid by Party A to Party B through bank transfer; the specific data checking time, settlement time and settlement account shall be agreed between the branches of Party A and Party B, and each settlement shall not be later than the 20th day of the next month.

4.

The Sales Service Fee shall be calculated and paid according to a certain proportion of the paid-in premiums from the insurance agency business. The Management Fee shall be calculated and paid according to a certain proportion of the paid-in premiums from the insurance agency business (except for premiums earned from compulsory traffic accident liability insurances). Among them, the premium calculation base for vehicle insurance agency fee is a VAT-exclusive amount, and the premium calculation base for non-vehicle insurance agency fee is an VAT-inclusive amount.

Standards for payment, payment recipient and payment procedures shall, to the extent within the standard scope issued by regulatory authorities, be determined by branch offices of Party A and Party B through negotiation and be specified in relevant agreements.

5.

Party B shall issue an invoice to Party A on a monthly basis for any settled Agency Service Fee. Within 10 working days after the end of each month, Party B shall issue a legal and valid VAT special invoice in accordance with the tax law for all Agency Service Fees paid by Party A in the last month. If the regulatory authorities have other requirements for the invoice management, Party A and Party B shall adjust the relevant workflow according to such requirements.

6.

Party A shall provide Party B with all necessary invoicing information and relevant documents, and undertake that the invoicing information and data provided are true and accurate. If Party B issues a VAT special invoice wrongly due to Party A’s failure to timely inform or provision of wrong information, all relevant losses and responsibilities shall be borne by Party A.

7.

The branches of Party A and Party B shall complete the verification of the Agency Service Fees and other connected transaction data between the two parties 30 days in advance before the disclosure date of Party B’s semiannual and annual financial reports.

8.	Total reasonably estimated amounts for the Agency Service Fee in 2021, 2022 and 2023:

2021: RMB 3.50 billion estimated

2022: RMB 3.83 billion estimated

2023: RMB 4.24 billion estimated

The above amounts are reasonably estimated total amounts for the Agency Service Fee only, and the concrete calculations shall be subject to actual amounts incurred.

9.

With respect to the resources of one Party occupied and used by the other Party for the purpose of the insurance sales agency business (except for the resources relating to sales) under this Agreement, relevant fees shall be paid to the Party providing such resources based on the principle of internal marketization by the Party which occupies and uses such resources. Matters relating to the use of resources shall be determined through negotiation between branch offices of Party A and Party B and be specified in relevant agreements.

10.

With respect to the circumstances such as development of significant projects and joint expansion that require Party A and Party B’s joint participation and contribution, proportionate share of each Party’s cost and return shall be determined, case by case, in accordance with their respective input and contribution to relevant projects.

(3)	Taxation

Party A and Party B shall be responsible for all tax obligations required to be borne by them respectively as tax obligors or withholding obligors pursuant to applicable tax laws and regulations.

6.	Customer Information

Party A and Party B shall fulfill their obligations and responsibilities in the management and use of customer information.

(1)

Party B shall collect and record customer information in accordance with the principles of legality, legitimacy, necessity, accuracy, safety and confidentiality and with the consent of the customer, and provide the customer information related to insurance purchase, underwriting and other insurance services to Party A truly through the business system.

(2)	Party A shall make appropriate settings on the system, mark the customer information in relation to Party B’s agency business, and set up customer information sharing terms on the system.

(3)

Party A’s use of customer information is limited to the scope of cooperated businesses such as underwriting, customer return visit and claim service, and no customer information shall be used beyond the agreed scope. If Party A uses the customer information in violation of this Agreement, Party B shall have the right to terminate this Agreement immediately, and Party A shall bear the liability for breach of contract no less than ten times of its income (if the amount of income is less than RMB 500,000, it shall be deemed as RMB 500,000). At the same time, Party B may pursue against Party A for all losses arising therefrom.

(4)

Both Party A and Party B have the obligation of confidentiality and legal responsibility for customer information. They shall manage and use customer information in accordance with the principles of legality, rationality, security and confidentiality, properly keep the insurance business documents that contain customer information, and take effective measures to ensure the security of customer information and prevent the leakage of customer information.

(5)

In case Party A finds that the customer information provided by Party B is untrue or signed by other persons on behalf of the customer, if the insurance application has not been accepted, such application shall not be accepted; if the insurance application has been accepted, Party B shall provide additional information or make corrections within the time limit specified by Party A.

7.	Anti-money Laundering

As required by anti-money laundering regulatory authorities, Party A and Party B shall, in accordance with applicable laws and regulations including the Anti-Money Laundering Law of the PRC, Provisions on Anti-Money Laundering through Financial Institutions, Administrative Measures on the Identification of Customers and Records Maintenance of Customers’ Identity Information and Transaction Data by Financial Institutions, Administrative Measures on Anti-Money Laundering within the Insurance Industry, Measures for the Administration of Financial Institutions’ Reporting of High-Value Transactions and Suspicious Transactions and the Circular of the People’s Bank of China on Implementing the Measures for the Administration of Financial Institutions’ Reporting of High-Value Transactions and Suspicious Transactions, provide necessary assistance to each other, jointly perform the obligations in relation to identification of customers, maintenance of transaction records and reporting of high-value transactions and suspicious transaction, and work together to improve the cooperation in respect of anti-money laundering, which shall include:

(1) Party B shall identify customers who purchase Party A’s products sold by it in accordance with Party A’s obligations under anti-money laundering laws and regulations through effective identification measures;

(2) Party B shall collect customers’ valid identity certificates or other copies or photocopies evidencing such customers’ identities during sales agency services to enable Party A to obtain customers’ identification information on a timely basis;

(3) Party B shall promptly notify Party A of any identified suspicious transactions together with relevant customer information and business information, so that Party A will be able to make analyses and judgments in relation to information on suspicious transactions and submit a suspicious transaction report to the China Anti-Money Laundering Monitoring & Analysis Center. In case Party A thinks a customer in a business transacted by Party B is suspicious, Party B shall work with Party A to carry out a due diligence investigation and provide Party A with the investigation results in a timely manner; and

(4) Party A shall provide necessary assistance such as trainings to Party B for the purpose of identifying customers by Party B on behalf of Party A.

8.	Confidentiality

(1)	Party A and Party B shall cause their respective offices and staff to assume confidentiality obligations with respect to the trade secrets known by such offices and staff, including:

1.

Party A and Party B shall strengthen confidentiality rules and measures on the maintenance of confidential materials, and also strengthen the management of customer information. Standards applicable to the maintenance of duplicates of any confidential materials shall be the same as those applicable to the original copies;

2.	Relevant trade secrets shall not be used for a purpose other than the purpose of this Agreement.

(2)

Both Party A and Party B shall keep strictly confidential the business information, assets data and personal privacy regarding the insurance applicant, the insured or the beneficiaries that Party A and Party B become aware of during business operation.

(3)	The confidentiality provisions above are not applicable to information disclosed as required by laws and regulations or competent regulatory bodies.

9.	Coordination Mechanism and Disputes Resolution

(1)	Coordination Mechanism

1.

In furtherance of a sound and orderly development of the insurance sales agency business specified herein, Party A and Party B shall together establish a coordination mechanism for the sales agency business.

2.

Party A and Party B shall work with each other under the mechanism of a comprehensive financial marketing committee on the levels of headquarters, provincial branches and municipal branches, organizing mutual agency joint conferences, preparing and reviewing significant policies, systems and implementation plans in relation to the sales agency business, and coordinating on relevant important issues.

(2)	Disputes Resolution

Any disputes arising from or related to this Agreement shall first be settled by Party A and Party B through friendly consultations. If the consultation fails, such dispute may be submitted to China Life Insurance (Group) Company; if no resolution is achieved, either Party may submit such dispute to the court of competent jurisdiction where Party A is located.

10.	Indemnification, Default Liabilities and Force Majeure

(1)	Indemnification

1.

Any claim, suit, loss, judgment, damages, fines or expenses (hereinafter collectively referred to as “Loss”) sustained by Party B, its directors, officers, employees, agents or representatives (hereinafter collectively referred to as “Indemnified Party”) during the performance of their duties under this Agreement, shall be fully indemnified by Party A. Party A shall hold the Indemnified Party harmless against any such Loss and/or liability, unless it is finally determined through legal or administrative procedures or consultations between Party A and Party B that such Loss and/or liability is caused due to the Indemnified Party’s willful misconducts or gross negligence.

2.	This indemnity clause shall survive the termination of this Agreement, regardless of the manner in which this Agreement is terminated.

(2)	Default Liabilities

1.

In the event that Party A fails to or is unable to pay to Party B the Agency Service Fee in accordance with the terms of this Agreement, it shall bear default liabilities. If Party A or any of its branches fail to pay Party B or its branches the Agency Service Fee as agreed hereunder, it shall pay Party B liquidated damages at 0.3% of unpaid service fee per day from the due date of payment as agreed in this Agreement, provided that Party A shall not be held liable if the failure of payment is not attributable to Party A.

2.

With respect to any direct economic loss sustained by Party A due to Party B’s breach of the term of this Agreement during its operation of the sales agency business, Party B shall, to the extent of the Agency Services Fee collected during the applicable billing period, compensate Party A for such losses, except for the losses caused by Party B’s willful misconduct and gross negligence as finally determined through legal or administrative procedures or consultations between Party A and Party B. Party B shall not bear any default liabilities arising out of the sub-authorization.

(3)	Force Majeure

1.

Force majeure referred to herein means the objective circumstances that cannot be reasonably foreseen, avoided or overcome, and will substantially affect the performance of obligations under this Agreement by one Party or both Parties, including but not limited to natural disasters such as flood, earthquake, typhoon, and plague, war, military action, conflict, terrorist attack, strike, governmental administrative action, changes in national laws, regulations, rules and policies.

2.

The Party claiming that it is being affected by an event of force majeure shall notify the other Party of such event in writing as soon as practicable, and shall provide the other Party with appropriate proof evidencing the existence and duration of such event within 15 days after the occurrence thereof. The Party claiming that the performance of its obligations under this Agreement objectively becomes impossible and impracticable due to such event of force majeure shall take all reasonable measures to eliminate or alleviate the consequences resulting from such event.

3.

If one Party fails to perform in whole or in part its duties under this Agreement due to an event of force majeure, its liabilities may be exempted as a whole or in part depending on the impacts of force majeure.

11.	Termination

(1)	This Agreement may be terminated by Party A and Party B through consultation.

(2)	During the term of this Agreement, Party A may terminate this Agreement upon the occurrence of any of the following circumstances:

1.	Party B severely revises without approval or forges insurance documentation;

2.	Party B is not qualified to act as an agent for Party A or loses such qualification;

3.	Party B’s breach of other provisions of this Agreement or violation of applicable laws and regulations results in Party A’s significant losses.

(3)	During the term of this Agreement, Party B may terminate this Agreement upon the occurrence of any of the following circumstances:

1.	Party A adjusts the types of insurance products to be sold by Party B without notifying Party B promptly and entering into a supplementary agreement;

2.	Party A fails to pay the Agency Service Fee ninety days after such fees become due and payable;

3.	Party A is in breach of provisions under this Agreement and causes significant losses to Party B.

(4)

In the event that one Party wishes to terminate this Agreement in accordance with the foregoing provisions, the other Party shall be notified in writing thirty days in advance. Unless approved by the other Party, this Agreement shall be deemed to have been terminated the 30th day following the delivery to the other Party such written notice.

(5)	In the event that this Agreement is not renewed upon the expiration of its term or its renewal term, this Agreement shall be deemed to have been terminated.

12.	Assignment and Non-Waiver

(1)	Assignment

Neither Party may assign any right or obligation under this Agreement without the prior written approval of the other Party.

(2)	Non-Waiver

Unless otherwise provided for by law, no delay or failure on the part of either Party hereto to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any partial exercise of any right, power or privilege preclude the further exercise of such right, power or privilege in the future.

13.	Term

This Agreement shall remain in effect for two years, that is, from March 8, 2021 to March 7, 2023. Party A and Party B agree to assume rights and obligations arising from the observance of terms of the previous agreement prior to the effectiveness of this Agreement.

Unless one Party gives the other Party a written notice of no renewal within 30 days before the expiration of this Agreement, this Agreement will be automatically renewed for one year to March 7, 2024.

14.	Effectiveness and Amendments

(1)

This Agreement shall come into effect once signed and sealed by Party A and Party B’s respective legal representatives or authorized representatives. This Agreement is executed in six originals, with three originals to be kept by each Party. Each original shall have the same legal effect.

(2)

Any amendment or revision to this Agreement shall be made in writing and signed and sealed by the legal representative or authorized representative of each Party, and shall be approved by each Party by taking appropriate corporate actions. If such amendments do not involve significant connected transactions, they shall be reviewed and approved by the CPC committee/president office meeting of both parties, and any revisions hereto involving significant connected transactions shall be submitted to the board of directors for deliberation.

15.	Miscellaneous

(1)

Matters not covered in this Agreement shall be settled by Party A and Party B through negotiation in accordance with relevant laws and regulations; any agreed contents shall be in the form of supplementary agreement or annex, which shall have the same legal effect as this Agreement after being signed and sealed.

(2)

Upon termination of this Agreement, relevant agreements and supplementary agreements signed by the authorized branches of both parties will be automatically terminated; for specific businesses that have been carried out but not yet completed by local branches of both parties at the time of termination of this Agreement, both parties shall continue to cooperate with each other in good faith until such businesses are finally completed.

Party A:	Party B:

China Life Property and Casualty Insurance Company Limited	China Life Insurance Company Limited

Legal Representative/	Legal Representative/
Authorized Representative (Signature)	Authorized Representative (Signature)